UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

Zions Bancorporation

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ZIONS BANCORPORATION
One South Main, 15th Floor, Salt Lake City, Utah 84111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On
April 24, 2008

To the Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation. The meeting will be held in the Zions Bank Building’s Founders Room, One South Main, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Thursday, April 24, 2008, at 1:30 p.m. The purpose of the meeting is:

1.	To elect three directors for the terms specified in the attached Proxy Statement (Proposal 1).

           2.  To vote on a shareholder proposal requesting that the Board of Directors take action to eliminate the classified structure of the Board (Proposal 2).

           3.  To ratify the appointment of the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2008 (Proposal 3).

The meeting will also be used to transact other business as may properly come before the shareholders. Your proxy is being solicited by the Board of Directors. For the reasons stated in the Proxy Statement, the Board of Directors unanimously recommends that you vote “for” Proposals 1 and 3, but makes no voting recommendation on Proposal 2.

A Proxy Statement, Proxy Card and a copy of the Annual Report on the Company’s operations during the fiscal year ended December 31, 2007 accompany this notice.

It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please immediately complete the accompanying Proxy Card so that your shares can be voted at the meeting in accordance with your instructions.  As an alternative to using your paper proxy card to vote, you may also vote by telephone or over the Internet by following the instructions on your proxy card.

The prompt return of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.

If you plan to attend, please note that admission to the meeting will be on a first-come, first-served basis. You may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your  stock in the name of a brokerage, bank, trust or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Shareholders, media representatives, analysts and the public are invited to listen to the meeting via a live webcast accessible at www.zionsbancorporation.com.

By order of the Board of Directors

Thomas E. Laursen
Corporate Secretary

Salt Lake City, Utah
March 10, 2008

PROXY STATEMENT

ZIONS BANCORPORATION
One South Main, 15th Floor, Salt Lake City, Utah 84111

ANNUAL MEETING OF SHAREHOLDERS
April 24, 2008

SOLICITATION AND VOTING INFORMATION

Your proxy is solicited by your Board of Directors of Zions Bancorporation (“Zions,” “we,” “our,” “us,” or the “Company”). It will be voted as you direct. If no contrary direction is given, your proxy will be voted:

➢	FOR the election of directors listed below to three-year terms of office;

➢	FOR ratification of the Company’s independent registered public accounting firm for fiscal 2008; and

➢	ABSTAIN from voting on the shareholder proposal requesting that the Board of Directors take action to eliminate the classified structure of the Board.

You may revoke your proxy at any time before it is voted by giving written notice to the Zions Bancorporation Corporate Secretary, or by mailing a later dated proxy, or by voting in person at the meeting.

The only shares that may be voted at the annual meeting are the 107,138,937 shares of common stock outstanding at the close of business on February 19, 2008, the record date for the meeting (the “Record Date”). Each share is entitled to one vote.

On all matters, the action will be approved if a quorum is present and the number of shares voted in favor of the action exceeds the number of shares voted against the action. If any nominee for director does not receive the affirmative vote of a majority of the votes validly cast, he or she will be elected to a 90-day term of office. In order for any of these matters to be acted on at the meeting, a quorum of our shares must be present or represented by proxy at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the Record Date, or 53,569,469 shares.

If you return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If you do not specify the manner in which the shares are to be voted on a proposal, the shares will be counted “for” the proposal in the case of proposals 1 and 3, and will be counted as abstentions in the case of proposal 2.

If you return your proxy but indicate “Abstain” with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. However, an abstention will have no effect on the outcome of any of the proposals.

Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers, a so-called “broker non-vote,” unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The election of directors and the proposal to ratify the selection of Ernst & Young LLP to act as Zions’ independent auditors are both “routine” items and the NYSE rules permit member brokers that do not receive instructions to vote on these items. Regarding the shareholder proposal, we understand that, because our Board has determined not to oppose the proposal and to make no voting recommendation with respect to the proposal, the shareholder proposal also is a “routine” item.

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of stock held in a broker or nominee name. Directors, officers and employees of the Company may solicit proxies in person or by mail or telephone, but will receive no extra compensation for doing so. This Proxy Statement is first being mailed to the shareholders of Zions Bancorporation on or about March 24, 2008.

NOMINATION AND ELECTION OF DIRECTORS
(Proposal 1)

It is intended that the proxies received will be voted FOR the election of nominees for director named herein unless otherwise indicated. In case any of the nominees named herein is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who shall be designated by the present Board of Directors to fill such vacancy. Each nominee for a directorship will be elected to a full three-year term if he of she receives more “for” votes than “against” votes. If a nominee fails to receive such a majority of votes, he or she will be elected to a 90-day term of office.

The following persons are nominated for election as directors for the specified term. Until their successors are elected and qualified, they will, together with other directors presently in office, constitute the entire elected Board of Directors:

Three-year Term
Jerry C. Atkin
Stephen D. Quinn
Shelley Thomas Williams

The Board of Directors recommends that the shareholders vote FOR the election of the nominees for director listed above.

The following information is furnished with respect to each of the nominees for election as directors, as well as for directors whose terms of office will not expire prior to the Annual Meeting of Shareholders:

Nominees	Principal Occupation During Past Five Years	Director Since	Present Term Expires	Age
Jerry C. Atkin(1, 2, 5)	Chairman, President and Chief Executive Officer, SkyWest, Inc., St. George, Utah.	1993	2008	59
Stephen D. Quinn(1, 2, 4)	Former Managing Director and former General Partner, Goldman, Sachs & Co., New York, New York; Director, Group 1 Automotive, Inc. and American Express Bank Ltd.	2002	2008	52
Shelley Thomas Williams(2, 3)	Communications Consultant, Sun Valley, Idaho; Director, The Regence Group; Senior Director of Communications and Public Affairs, Huntsman Cancer Institute, 2000–2004.	1998	2008	56

DIRECTORS WITH UNEXPIRED TERMS OF OFFICE

Directors	Principal Occupation During Past Five Years	Director Since	Present Term Expires	Age
R. D. Cash(1, 3, 5)	Former Chairman, President and Chief Executive Officer, Questar Corporation, Salt Lake City, Utah; Director, Questar Corporation, Questar Market Resources, Associated Electric and Gas Insurance Services Limited and National Fuel Gas; Former Director of Zions First National Bank, Federal Reserve Bank of San Francisco (Salt Lake City Branch), TODCO, and Energen Corp.	1989	2009	65
Patricia Frobes(1, 3, 4)	Former Group Senior Vice President for Legal Affairs and Risk Management and General Counsel, The Irvine Company, Newport Beach, California; Vice Chair and General Partner, O’Melveny & Myers, 2001–2003.	2003	2009	61
J. David Heaney(2, 4)	Chairman, Heaney Rosenthal Inc., Houston, Texas; Director, Amegy Bank N.A.	2005	2009	59
Roger B. Porter(1, 3, 5)	IBM Professor of Business and Government, Harvard University, Cambridge, Massachusetts; Director, Extra Space Storage, Packaging Corporation of America, Pactiv Corporation and Tenneco Inc.; Assistant to the President for Domestic and Economic Affairs, The White House, 1989–93.	1993	2010	61
Harris H. Simmons(1, 6)	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; Director, Questar Corporation, National Life Holding Company and O.C. Tanner Co.	1989	2009	53
L. E. Simmons(4, 6)	President, SCF Partners (Private Equity Investment Management), Houston, Texas.	1978	2010	61

Directors	Principal Occupation During Past Five Years	Director Since	Present Term Expires	Age
Steven C. Wheelwright(3, 5)	President, Brigham Young University-Hawaii; Assistant to the President, Brigham Young University-Idaho, 2006-2007; Edsel Bryant Ford Professor of Management Emeritus, Harvard Business School; Baker Foundation Professor, Senior Associate Dean, Harvard Business School, 2003–2006; leave of absence, ecclesiastical mission for The Church of Jesus Christ of Latter-day Saints, 2000–2003.	2004	2010	64
_______________

(1) Member of the Executive Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee
(4) Member of the Credit Review Committee
(5) Member of the Nominating and Corporate Governance Committee
(6) Harris H. Simmons (Chairman, President and Chief Executive Officer of the Company) is the brother of L.E. Simmons (a member of the Board of Directors of the Company).

BOARD OF DIRECTORS; COMMITTEES AND CORPORATE GOVERNANCE

The Board of Directors held six meetings during the fiscal year ending December 31, 2007. In addition, those directors whom the Board has determined are independent as defined by the rules of the Securities and Exchange Commission (the “SEC”), the listing standards of The Nasdaq Stock Market (“Nasdaq”) and our Corporate Governance Guidelines met regularly in executive session. The chair of the Executive Committee, Jerry C. Atkin, who is an independent director, served as the presiding director at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members attended last year’s annual shareholders’ meeting. The Board of Directors conducts a periodic self-assessment. One director attended an Institutional Shareholder Services (ISS) accredited director education program in 2007. All directors are expected to make every effort to attend the six regularly scheduled meetings of the Board, meetings of committees of which they are members, the organizational meeting held in conjunction with the Company’s annual shareholders’ meeting and the Company’s annual shareholders’ meeting.

The Board has determined that a majority of the Company’s directors are independent. Under the Company’s Corporate Governance Guidelines, a director will be considered independent only if he or she: (1) is not, and has not been within the previous three years, an officer or employee of the Company or its subsidiaries; (2) is “independent” under the rules of Nasdaq; and (3) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Applying these guidelines, the Board has determined all of the Company’s directors to be independent except for Harris H. Simmons, who is the Chief Executive Officer (CEO) of the Company, and L. E. Simmons, who is Harris Simmons’ brother.

The Company has adopted a code of business conduct and ethics, which applies to the Company’s senior financial officers, including its principal executive officer, principal financial officer and controller, as well as to all employees. The Company has also adopted a directors’ code of ethics for members of the Board of Directors. These two codes and the Company’s Corporate Governance Guidelines are posted on the Company’s Web site at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.”  In addition, information concerning purchases and sales of our equity securities by our executive officers and directors is available on our Web site.

The Board of Directors has five standing committees: (1) the Executive Committee, (2) the Audit Committee, (3) the Credit Review Committee, (4) the Compensation Committee, and (5) the Nominating and Corporate Governance Committee. Membership in the Board’s five standing committees is indicated above in the listing of directors. Members of committees are appointed by the Board following recommendation by the Company’s Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The written charters are posted on the Company’s Web site at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.”   Periodically, the Company’s General Counsel reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.”  The results of the review and any recommended changes are discussed with the committees. The full Board then approves the charters, with any revisions it deems appropriate in light of the committees’ recommendations. Minor changes to the Audit Committee Charter were proposed by the Committee and approved by the Board on January 24, 2008. The other committees’ charters were most recently reviewed at the committee meetings held in January 2007. Slight changes were recommended, and the Board approved the committee charters at its meeting held on January 26, 2007. Each of the committees performs a periodic performance review, which compares the performance of the committee with its charter.

The Board appoints one member of each of the committees as the chairman, with the chairmanship to be rotated periodically. The committee calendars, meetings and meeting agendas are set by the chairmen of the respective committees. Frequently, a committee invites the CEO to attend its meetings. Other executives, including the Company’s Vice Chairman and Chief Financial Officer (“CFO”), Chief Human Resources Officer, General Counsel and Directors of Internal Audit, Credit Administration, Risk Management, Compliance and Credit Examination, are asked to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of any of the committees.

Executive Committee

The Executive Committee reviews projects or proposals that require prompt action on the part of the Company. The Executive Committee is authorized to exercise all powers of the Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval of the entire Board. The Executive Committee does not have authority to amend the Articles of Incorporation or Bylaws of the Company, adopt a plan of merger or recommend to shareholders the sale of all or substantially all of the Company’s assets. The Executive Committee did not meet in 2007. The Chairman of the Executive Committee is an independent director and serves as the “Presiding Director” for purposes of (1) being available to discuss with other directors any concerns they may have about the Company and its performance and relaying those concerns, where appropriate, to the full Board, (2) being available to consult with the CEO regarding the concerns of the directors, (3) being available to be consulted by any of the senior executives of the Company as to any concerns the executive might have, and (4) presiding at executive sessions of the Board.

Audit Committee

The Audit Committee is composed of four directors, and met thirteen times in 2007. Each of the members is independent as defined by the rules of the SEC, Nasdaq’s listing standards and the Company’s Corporate Governance Guidelines. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has also determined that Mr. J. David Heaney is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and Nasdaq’s listing standards.

Credit Review Committee

The Credit Review Committee is composed of four directors, and met four times in 2007. The Committee monitors the results of internal credit examinations and reviews adherence to policies established by the Board and by management with respect to credit-related issues for all of the Company’s subsidiary banks.

Compensation Committee

The Compensation Committee has five members, and met five times in 2007. The Committee is comprised solely of independent directors as defined by the Company’s Corporate Governance Guidelines. None of the Committee’s members has ever been an officer or employee of the Company nor have any of them had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of Zions Bancorporation’s filings with the SEC during the past three fiscal years.

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of the Company’s executives and to produce reports and filings, in accordance with the rules and regulations of the SEC. More specifically, the duties and responsibilities of the Committee are detailed in the Compensation Committee Charter.

According to its charter, the Committee has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority is vested solely in the Committee. The charter also specifies that the Committee may, in its discretion, delegate portions of its duties and responsibilities to a subcommittee of the Committee. Currently, there are no subcommittees in place nor did any subcommittee activity occur during 2007.

Historically, the Committee has retained an independent consulting firm every two to three years to conduct a competitive assessment of the Company’s executive pay levels. Most recently (for 2003, 2005 and 2007), this analysis has been prepared by Semler Brossy, LLC. The consultant compares the Company’s compensation levels with a peer group of financial institutions with similar lines of business and comparable size and performance as the Company. This consultant has also been asked, periodically, to provide commentary on the design of the Company’s other executive compensation arrangements including the Value Sharing Plans, change-in-control agreements and employment contracts.

The Committee considers the recommendations of the Company’s CEO with regard to executive officers other than himself, including base salary and bonuses, units of participation in the Company’s Value Sharing Plans, stock option awards and restricted stock grants. The Committee reviews and sets all elements of the CEO’s compensation based on information from its consultant and its own expertise and judgment.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of four directors who met twice in 2007. Each member is independent as defined by the Company’s Corporate Governance Guidelines. The Committee, among other things, develops and recommends corporate governance principles applicable to the Company, including those concerning the size and composition of the Board of Directors, reviews potential candidates for Board of Directors membership and recommends nominees to the Board of Directors.

In identifying and recommending nominees for positions on the Board of Directors, the Committee places primary emphasis on the criteria set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds and experience; (6) the ability and skill set required to chair committees of the Board of Directors; and (7) relevant significant experience in public companies.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of Zions and the composition of the Board of Directors. Members of the Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the Chairman of the Committee enters into a discussion with that nominee. The Committee will consider nominees recommended by shareholders. The policy adopted by the Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for director for consideration by the Committee for election at our 2009 Annual Meeting of Shareholders should follow the process set forth in the Company’s Bylaws described on page 42 under “Shareholder Proposals for 2009 Annual Meeting.”

At its January 2007 meeting, the Committee recommended that the Board approve amendments to the Company’s Bylaws that adopt the Model Business Corporation Act approach to majority voting for directors in uncontested elections. The Board approved these amendments at its meeting on May 4, 2007. At its January 2007 meeting, the Committee recommended that the Board approve a Related Party Transaction Policy. The Board approved that policy at its meeting on January 26, 2007.  For further information on that policy, see “Certain Relationships and Related Transactions” below. At its January 18, 2008 meeting, the Committee considered a shareholder proposal requesting that the Board take action to declassify directors’ terms of office so that all directors would be elected annually to one-year terms. The Board decided to submit the proposal to a vote of shareholders at this Annual Meeting without making a voting recommendation on the proposal. For further information on the proposal, see “Shareholder Proposal to Eliminate Classification of Terms of Board of Directors” on page 38.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2007, the Audit Committee met thirteen times, and discussed with the CEO, CFO, controller, internal auditors and an independent registered public accounting firm, which we refer to as the external auditors, the interim and annual SEC filings that contained financial information, prior to their public release. In discharging its oversight responsibility, the Audit Committee obtained from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors and the external auditors the quality and adequacy of Zions Bancorporation internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards including, among others, Statement on Auditing Standards No. 61 and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal control over financial reporting. The Audit Committee followed formal policies and procedures governing the preapproval of audit and permissible nonaudit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations. The Audit Committee’s Charter was reviewed and deemed effective. In addition, the Audit Committee held regular executive sessions and private meetings with members of management, regulators of the Company, internal auditors and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducted a performance self-evaluation for review with the Board of Directors that included a comparison of the performance of the Audit Committee with the requirements of its Charter.

As set forth in the Charter of the Audit Committee, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing such financial statements, principles and policies and internal controls and procedures as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal control over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The Audit Committee reviewed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2007 with management, internal auditors and the external auditors. Relying on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Stephen D. Quinn, Chairman
Jerry C. Atkin
J. David Heaney
Shelley Thomas Williams

EXECUTIVE OFFICERS OF THE COMPANY

The following information is furnished with respect to certain of the executive officers of the Company.

Individual	Principal Occupation During Past Five Years (1)	Officer Since	Age
Harris H. Simmons	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; Director, Questar Corporation, National Life Holding Company and O.C. Tanner Co.	1981	53
Bruce K. Alexander	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of Vectra Bank Colorado, N.A.; Director, Federal Reserve Bank of Kansas City (Denver Branch).	2000	55
A. Scott Anderson	Executive Vice President of the Company; President and Chief Executive Officer of Zions First National Bank; Director, Federal Reserve Bank of San Francisco (Salt Lake City Branch).	1997(2)	61
Doyle L. Arnold	Vice Chairman and Chief Financial Officer of the Company.	2001	59
Nolan Bellon	Senior Vice President and Controller of the Company.	1998(3)	59
David E. Blackford	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of California Bank & Trust.	2001(4)	59
Danne L. Buchanan	Executive Vice President of the Company; President and Chief Executive Officer, NetDeposit, Inc.	1995	50
Gerald J. Dent	Executive Vice President of the Company.	1987	66
George M. Feiger	Executive Vice President of the Company; President and Chief Executive Officer of Contango Capital Advisors; prior to August 2003, Senior Adviser to The Monitor Group.	2003	58

Individual	Principal Occupation During Past Five Years (1)	Officer Since	Age
Dallas E. Haun	Executive Vice President of the Company; President and Chief Executive Officer of Nevada State Bank; prior to 2007, Executive Vice President, California Commercial and Private Banking Services of City National Bank.	2007	54
W. David Hemingway	Executive Vice President of the Company.	1997(5)	60
Clark B. Hinckley	Senior Vice President of the Company.	1994	60
John T. Itokazu	Executive Vice President of the Company; Vice Chairman of Zions Management Services Company.	2007(6)	47
Thomas E. Laursen	Executive Vice President, General Counsel and Secretary of the Company; prior to May 2004, Partner of Holme, Roberts & Owen, LLC.	2004	56
Connie Linardakis	Executive Vice President of the Company; prior to August 2005, Director, Executive Staffing and Talent Management of Raytheon Company.	2005	43
Keith D. Maio	Executive Vice President of the Company; President and Chief Executive Officer of National Bank of Arizona; prior to January 2005, President and Chief Operating Officer of National Bank of Arizona.	2005(7)	50
Dean L. Marotta	Executive Vice President of the Company; Senior Vice President and Director of Internal Audit, 2003–2006.	2003	55
Scott J. McLean	Executive Vice President of the Company; President, Amegy Bank N.A.	2006(8)	51
Paul B. Murphy, Jr.	Executive Vice President of the Company; Chief Executive Officer of Amegy Bank N.A.; prior to December 2005, Director and Chief Executive Officer of Amegy Bancorporation, Inc.	2005(9)	48
Stanley D. Savage	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of The Commerce Bank of Washington, N.A.; Chairman of The Commerce Bank of Oregon.	2001	62
_______________
(1) Officers are appointed for indefinite terms of office and may be replaced at the discretion of the Board of Directors.
(2) Officer of Zions First National Bank since 1990.
(3) Officer of Zions First National Bank since 1987.
(4) Officer of California Bank & Trust since 1998.
(5) Officer of Zions First National Bank since 1977.
(6) Officer of Zions Management Services Company since 1983.
(7) Officer of National Bank of Arizona since 1992.
(8) Officer of Amegy Bank N.A. since 2002.
(9) Officer of Amegy Bank N.A. since 1990.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Compensation Committee, or the Committee, of the Board is responsible for establishing, implementing and monitoring adherence with the Company’s compensation philosophy for executive officers. The Committee seeks to establish total compensation for members of the Executive Management Committee, or the EMC, that is fair, reasonable and competitive. The Committee believes that the most effective executive compensation program is one that aligns executives’ interests with those of the shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executives in the highly competitive financial services industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	compensate our executives for managing our business to meet our long-range objectives;

•
align the interests of our executive officers and shareholders by rewarding performance above established targets, particularly with regard to earnings growth and return on equity, with the ultimate objective of improving shareholder value; and

•	create fairness among the executive management team by recognizing the contributions each executive makes to our success.

Setting Executive Compensation

To assist management and the Committee in assessing and determining competitive compensation packages, the Committee retained compensation consultants, Semler Brossy, LLC, to analyze executive compensation levels for 2003, 2005 and 2007. Semler Brossy provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO, and when considering the recommendations being made by the Company’s CEO for other members of the EMC. These reviews of the competitive pay market were considered in establishing the compensation levels that became effective January 1, 2003, 2005 and 2007, respectively. In establishing compensation for 2004 and 2006, the Committee relied on the 2003 and 2005 studies, respectively, taking into account modifications warranted by changes in individual executive job responsibilities and job performance, internal equity considerations, and external market conditions.

In making compensation decisions, the Committee compares each element of total compensation against a custom peer group of publicly traded commercial banking companies, which we refer to as the Custom Peer Group. The Custom Peer Group, which is reviewed periodically and updated by the Committee, consists of companies that are reasonably comparable in size and scope of business to the Company and against which the Committee believes the Company competes for talent and for shareholder investment. The companies included in the Custom Peer Group for the 2007 study (the group to  which 2007 executive pay levels were compared) were:

• Keycorp	• Marshall & Ilsley Corporation
• PNC Financial Services Group, Inc.	• First Horizon National Corporation
• Regions Financial Corporation	• Commerce Bancorp, Inc.
• North Fork Bancorporation, Inc.	• Huntington Bancshares Incorporated
• M&T Bank Corporation	• TD Banknorth, Inc.
• Comerica Incorporated	• Synovus Financial Corp.
• AmSouth Bancorporation	• Compass Bancshares, Inc.
• UnionBanCal Corporation

This group of peer banking companies was formed by considering all banks with total assets within a proximate range, both smaller and larger than the Company’s total assets, and with a commercial banking focus. Thrifts and mortgage finance companies were excluded from the group.

To attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to the shareholders, the Company provides a competitive total compensation package. Since the Company competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries and annual bonuses, or annual cash compensation, to the market median (50th percentile) of annual cash compensation paid to similarly situated executives of companies comprising the Custom Peer Group (or other relevant benchmarks). In accordance with the Company’s pay-for-performance objectives, the Committee also believes it is appropriate to pay long-term incentive values that are above the market median for performance that exceeds the median of the Custom Peer Group.

Consistent with the pay-for-performance objectives of the Company’s executive compensation philosophy, a significant percentage of each executive’s total compensation is allocated to performance-based pay. Currently these performance-oriented pay programs include: annual bonuses, stock option awards, and units in the Company’s long-term cash performance plans, known as Value Sharing Plans, or VSPs. The Committee has not established a policy or target for the allocation between either cash and noncash or short-term and long-term compensation. Rather, the Committee reviews and considers information provided by its independent compensation consultant to determine the appropriate level and mix of performance-based pay.

Actual total compensation may vary as dictated by Company or individual performance, the experience level of individual executives, internal equity considerations, acquisition-related commitments, external market factors, or similar considerations. These considerations can have a substantial impact on the total compensation, or elements of compensation, paid to particular executive officers or in particular years. For example, the compensation paid to two of the individuals named in the Summary Compensation Table below was largely dictated by the terms of employment contracts entered into in connection with the Company’s acquisition of Amegy Bancorporation, Inc. in 2005, and bonuses paid to each of the individuals named in the Summary Compensation Table were reduced or, in one case, eliminated because of the Company’s financial performance in 2007.

Components of Executive Compensation

Compensation for each of the persons named in the Summary Compensation Table as well as other senior executives is comprised of the elements detailed below:

• Base Salary

• Annual Bonus

• Long-Term Incentive Compensation

•	Value Sharing Plans

•	Stock Options

•	Restricted Stock

• Health and Welfare Benefits

• Retirement Benefits

•	Deferred Compensation Plan

•	401(k) Payshelter and Employee Stock Ownership Plan

•	Excess Benefit Plan

•	Cash Balance Plan

•	Supplemental Executive Retirement Plan

• Perquisites and Other Personal Benefits

The Company uses all elements of the executive compensation program to attract, retain, motivate and reward executives. By tying a substantial portion of each executive’s compensation to the Company’s long-term financial performance and stock appreciation, the Company’s long-term incentive compensation component aligns the interests of executive officers with those of shareholders, rewards performance above established targets and encourages executive officers to manage the Company’s business to meet its long-range objectives.

Base Salary

The Company provides its CEO, Chief Financial Officer and three other most highly compensated executive officers, referred to as the Named Executive Officers, or NEOs, as well as other employees, with a base salary to compensate them for services rendered during the fiscal year. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels and practices at companies in the Custom Peer Group, as well as pay relative to other officers of the Company.

The 2007 executive pay study prepared by Semler Brossy concluded that the base salary for the Company’s CEO was below the 25th percentile of the market base salary level of CEOs in the Custom Peer Group. Base salary for the other NEOs, as a group, was slightly below the median for similarly situated executive officers in the Custom Peer Group. As a result of this study, the Compensation Committee decided to make adjustments to executive base salaries for 2007.

In March 2007, the Compensation Committee increased Mr. Simmons’ base salary 6% to $850,000. Mr. Simmons’ new base salary remains below the 25th percentile of the market base salary level paid to CEOs in the Custom Peer Group. The positioning of Mr. Simmons’ base salary reflects the Compensation Committee’s view that most of the CEO’s pay will be delivered to him through performance-based compensation programs.

On average, the Compensation Committee awarded a 12% increase in base salary to the remaining NEOs for 2007. Mr. Anderson received the largest base salary increase of 22% or $90,000 to address internal equity issues related to the size and scope of the operations he manages and to position his base salary closer to the market median. Mr. Arnold, Mr. Murphy and Mr. McLean received base salary increases ranging from 5.8% to 9.5%  in recognition of their strong individual job performance, and the financial results and size of their respective companies in 2006. The 2007 base salaries for these four NEOs are, on average, approximately 15% above the market medians for their respective positions in the Custom Peer Group. The competitive position of the 2007 salaries reflect Mr. Arnold’s sustained performance and public recognition among industry peers, the relative scope and performance of the Zions First National Bank and Amegy Bank franchises for Mr. Anderson and Mr. Murphy, and the relative importance of Mr. McLean’s position within the Amegy Bank organization.

After the implementation of all base salary modifications for the NEOs in 2007, their base salaries were, in aggregate, 5% above the market median of total base salaries for similarly situated executives in the Custom Peer Group.

Annual Bonus

Consistent with the Company’s emphasis on pay-for-performance, NEOs and other officers of the Company are eligible for an annual bonus. The Committee approves bonus awards for EMC members, including NEOs, based on a subjective evaluation of a variety of factors, including, but not limited to, achieving a combination of financial, managerial and strategic goals.

The Company awards annual bonuses to its NEOs under the Zions Bancorporation Management Incentive Plan, or the Management Plan, which was approved by shareholders in May 2005. Under the provisions of this plan, the maximum award that may be granted to each of the NEOs with respect to any plan year is 1% of the Company’s adjusted operating income for that plan year. The Management Plan defines “adjusted operating income” as the Company’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with generally accepted accounting principles, or “GAAP.” The actual bonus awards made to the NEOs may not exceed the maximum awards described above, and the Committee is not obligated to disburse the full amount of the applicable percentage of adjusted operating income for the plan year and, in fact, has never done so. The amount of the actual bonus award paid to each NEO is determined by the Committee in its sole discretion and may be less than the maximum award allowed under the Management Plan based on factors the Committee deems relevant, including, but not limited to, adjusted operating income for the plan year. The Committee’s determination is also based on a subjective evaluation of various factors including, but not limited to:

•	compensation paid to senior managers with similar qualifications, experience and responsibilities at other institutions;

•	individual job performance;

•	local market conditions;

•	internal equity considerations;

•	acquisition-related rights;

•	recommendations of the Company’s CEO (for other NEOs); and

•	the Committee’s perception of the overall financial performance (particularly operating results) of the Company and its operating units.

The Committee also determines annual bonus awards for the remaining members of the EMC (members other than the NEOs). The Committee makes these award decisions consistent with the provisions of the Management Plan. Semler Brossy concluded in its 2007 review of the Company’s executive pay levels that bonus targets and actual annual cash compensation (defined as base salary plus actual annual bonuses) were, on average, below the market median for similarly situated executives at the Custom Peer Group companies. The independent consultant also noted that the 60% target bonus percentage and annual total cash compensation for the Company’s CEO were substantially below the market median. Based on these external market considerations, the Committee raised the annual bonus target for Mr. Simmons to 100% of his base salary in March 2007. In addition, the Committee increased the annual bonus targets for the Vice Chairman and the CEOs of Zions’ largest affiliate banks to either 80% or 100% of their base salary. Generally, the target bonus percentages for the remaining members of the EMC (members other than the NEOs) are positioned at either 50% or 60% of the executive officer’s base salary.

In February 2008, the Company’s CEO made recommendations to the Committee with respect to annual bonuses for fiscal year 2007 under the Management Plan for each of the NEOs, as well as for other executive officers of the Company. While these annual bonus awards are not formula-driven, primary factors taken into consideration in making these recommendations included achievement of financial goals in each of the NEOs operating units; observations with respect to each NEO’s individual performance and contributions to the performance of the management team in general; internal equity considerations; and, in the cases of Messrs. Murphy and McLean, contractual obligations arising from their employment agreements. Preliminary bonus recommendations were then reduced by 5% to15% for each of the NEOs, owing to the Company’s decline in net income in 2007, before being submitted to the Committee for consideration. Mr. Simmons declined to be considered for an annual bonus in light of the Company’s losses arising from its investment portfolio, and the deterioration in the Company’s share price during the latter half of 2007. The Compensation Committee approved Mr. Simmons’ request not to receive a bonus and his bonus recommendations for the EMC members (including the NEOs). The Committee noted that the recommendations for the EMC (including the NEOs) were, in aggregate, 25% below the bonus payouts for the prior year and in line with the company’s 17% decline in net income. Bonuses for the NEOs, other than Mr. Simmons, were in aggregate, just 2% lower than the prior year because of their individual performance and in the case of Messrs. Anderson, Murphy and McLean, because their business segments, Zions First National Bank and Amegy Bank, performed well notwithstanding the Company’s overall performance.

Long-Term Incentive Compensation

The Committee approves awards of long-term incentives to executive officers, including the NEOs, as part of the Company’s total compensation package. These awards are consistent with the Company’s pay-for-performance principles and align the interests of the executive officers with the interests of the shareholders. Currently, the Company’s long-term incentive compensation consists of grants of units in Value Sharing Plans established under the Company’s Long-Term Executive Incentive Compensation Plan, which was last approved by shareholders in May 2006, as well as equity compensation. Equity compensation for executive officers of the Company is predominantly in the form of options to acquire Zions Bancorporation common stock. Although information shown in the Grant Based Awards Table of this Proxy Statement shows the value of the stock options at their grant date fair market value, as required by SEC rules, the realized value of the stock options and, accordingly, any related compensation benefit to the executive will depend upon the actual performance of the Company’s common stock. While the Company’s equity incentive plans allow for other forms of equity compensation, including restricted stock, management and the Compensation Committee currently believe that in keeping with the Company’s pay-for-performance objective, stock options generally are the appropriate vehicle of equity compensation for the executive officers. Other types of equity incentives may be considered in the future as the Company’s business and human capital strategies evolve.

According to Semler Brossy’s 2005 review of the Company’s long-term incentive awards, which was reviewed by the Compensation Committee in the determination of the size of the Company’s 2006 long-term cash awards, long-term incentive awards have been established that the Company expects to result in long-term incentive compensation ranging from the median to 75th percentile of the market for similarly situated executives at the Custom Peer Group companies. The most recent compensation study prepared by Semler Brossy in 2007, however, concluded that long-term incentive compensation for the Company’s CEO was below the 25th percentile of the market. According to the study, long-term awards for the other EMC members, on average, were more in line with median to 75th percentile awards.

Value Sharing Plans

The Company’s long-term cash incentive programs, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the entities they manage, and provide an opportunity for executive officers and certain designated key employees to share directly in improvements in shareholder value (above predetermined minimum performance thresholds) over multiyear periods. These plans are also a key retention tool because payouts in excess of an executive’s base salary are deferred for one year and are dependent on continued employment.

In 2006, the Compensation Committee established Value Sharing Plans consisting of a corporate level and six subsidiary level plans, covering the years 2006 through 2008. The Compensation Committee also approved units of participation in the 2006–2008 Value Sharing Plans. On March 1, 2007 the Committee approved an additional Value Sharing Plan for officers of Amegy Bank N.A., or Amegy Bank, covering the years 2007 and 2008, as well as units of participation in this plan. Unit awards to executives and other officers in the Value Sharing Plans are granted on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Company. The allocation of units is not based on any measure of Company performance, but is based on a subjective evaluation of individual performance and the scope of individual responsibilities. Award sizes are also considered in view of competitive market levels of compensation for similarly situated executives in the Custom Peer Group. The value of each unit ultimately is determined by the size of the award fund (which is determined based on Company or operating unit performance as described below) divided by the total number of units in that fund.

The Committee reviewed and approved the design of the 2006–2008 Value Sharing Plans and the 2007–2008 Value Sharing Plan for Amegy Bank, the basis on which the award funds will be calculated, and the maximum amount of each award fund. Subject to achieving threshold performance levels, a base award fund under each of these plans is equal to a fraction of the incremental adjusted earnings during the plan period. This base award amount is adjusted by a multiplier determined by the average annual adjusted return on average incremental equity employed, or ROE, for the Company (or subsidiary bank) over the plan period.

The design of the 2006–2008 Value Sharing Plans and the 2007–2008 Value Sharing Plan for Amegy Bank is similar to the design of its predecessor plans, including the 2003–2005 Value Sharing Plans. In general, there is no payout under a Value Sharing Plan unless earnings growth is at least 5% compounded over the plan period and unless the ROE based on incremental capital employed is at least 11% over the life of the plan. To achieve target long-term compensation values, the plans generally require each entity to achieve 11% earnings growth compounded over the plan period and ROE of 14% on incremental capital employed. All of the plans are capped and have a maximum payout value of $4.25 per unit (the maximum payout is achievable through varying combinations of earnings growth and incremental ROE).

Under the provisions of each Value Sharing Plan, and in accordance with the Company’s objective of retaining top management talent, a payout will be made to a participant in the first quarter of 2009 only if the participant is employed by the Company on the date of payment. In addition, payouts in excess of the participant’s year-end 2008 base salary will be withheld for one year and paid in February 2010, subject to the participant’s continued employment with the Company in February 2010.

The intent of these plans is to fairly reward participants for increasing shareholder value. The Committee in its sole discretion may make adjustments under the Value Sharing Plans for equitable or other reasons and has used this discretion in the past to address unplanned, unusual or nonrecurring items. For example, the Committee can and has made adjustments to previous Value Sharing Plans to reflect the impact of acquisitions that have been approved by the Board of Directors. When adjustments have been made, they have applied equally to all participants in the affected Value Sharing Plan.

Each of the Company’s executive officers participates in one or more three-year Value Sharing Plans, as outlined above. In the case of executive officers employed by one of the Company’s banking subsidiaries, the practice has been to award half of a participant’s units in the “bank-level” Value Sharing Plan, and half of the participant’s units in the corporate-level, or Zions Bancorporation Value Sharing Plan. The Amegy Bank merger was consummated in December 2005, and resulted in a variety of adjustments to Amegy Bank’s operations and financial statements. Accordingly, we created a two-year Amegy Bank Value Sharing Plan, using 2006 as the “base” year against which to measure earnings growth and incremental return on equity performance over the 2007-2008 period. In March 2007, the Committee granted units in the Amegy Bank Value Sharing Plan and Zions Bancorporation Value Sharing Plan to Messrs. Murphy and McLean, which were apportioned to create target award values (based on achieving 11% earnings growth and 14% return on incremental equity employed during the two-year award period) commensurate with target awards granted to their peers participating in the Company’s three-year 2006-2008 Value Sharing Plans.

Stock Options

The Company periodically grants stock options to executives, usually on the date of its annual shareholders’ meeting, most recently in May 2007. Stock option grants are designed to assist the Company to:

•	enhance the focus of executives on the creation of long-term shareholder value as reflected in the Company’s stock price performance;

•	provide an opportunity for increased ownership by executives; and

•	maintain competitive levels of total compensation.

Such grants are discretionary by the Compensation Committee, reflecting the position of each executive officer in the Company and that person’s proportionate responsibility for overall corporate performance. The allocation of stock options among executive officers is not based on any measure of Company performance, but is based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities. Information regarding the quantity and terms of stock options and other equity awards granted by other financial institutions was provided by the Compensation Committee’s independent consultant with respect to the Custom Peer Group.

The Company’s practice has been to grant incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, additional nonqualified stock options to reach the targeted long-term incentive value for each executive.

Option exercise prices are set at the closing price of the Company’s common stock on the date of grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options that are priced on a date other than the grant date.

The Compensation Committee changed its policy for granting equity awards in 2006. Prior to that year, the practice had been for every grant of stock options or restricted shares to new hires, on the occasion of promotions, or other unusual circumstances, to be brought to the Board for approval. The Committee resolved in January 2006 to grant the CEO the authority to grant options and restricted stock up to a predetermined limit with subsequent reporting to the Committee. No grants may be made to EMC members, including NEOs, without prior approval from the Committee.

The Company’s NEOs received stock option grants on May 4, 2007. The grants are one of two components of long-term incentive compensation, the other being participation in one or more of the Company’s Value Sharing Plans. For purposes of “benchmarking” the Company’s total long-term incentive compensation against peer companies, the Black-Scholes valuation model is used to determine the value of stock options. The Black-Scholes value of the May 4, 2007 grant was $14.07 for each option granted. Options granted are Incentive Stock Options to the extent allowed by law. In determining the number of options to be granted, the Committee generally attempts to provide total long-term incentive compensation that ranges from the median to the 75th percentile of peer company long-term incentive compensation, provided that the Company’s financial performance over longer periods of time, as measured by levels of return on equity and changes in net income and the value of the Company’s common shares, materially exceeds peer company results. Stock options are considered together with Value Sharing Plan unit grants in meeting this goal.

Health and Welfare Benefits

Each of the NEOs may participate in the Company’s health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance and life insurance, on the same terms and in the same amounts as are available to the full-time employees of the Company.

Retirement Benefits

The Company believes that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, the Company has continually reviewed and updated the design and structure of its retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan and Supplemental Executive Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.

401(k) Payshelter and Employee Stock Ownership Plan

The 401(k) Payshelter and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their earnings on a tax-deferred basis, up to a maximum of $15,500 ($20,500 for participants age 50 and above) in 2007. Vesting of employee contributions occurs upon contribution. The Company provides a matching contribution of up to 4% of compensation in the form of Company common stock. The Company’s contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds at any time.

Effective January 1, 2003, the Company replaced its cash balance defined benefit retirement plan with a profit sharing plan in which contributions are based upon the Company’s performance according to a discretionary formula approved annually by the Board of Directors. In recent years, the formula has been based upon the achievement of varying levels of Return on Average Shareholder’s Common Equity. For 2007, the profit sharing contribution was equal to 3.25% of eligible compensation. The annual Company profit sharing contribution is invested in the Company’s common stock. Participants may diversify the Company’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Prior to January 1, 2007 vesting of the Company contributions was based on a five-year “cliff vesting” schedule. On January 1, 2007, vesting was changed to an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2007 cannot exceed $225,000.

Profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s excess benefit plan (the “Excess Benefit Plan”) described below.

Deferred Compensation Plan

The Deferred Compensation Plan was established on January 1, 2001 and was restated effective January 1, 2004 to allow highly compensated employees (currently earning over $130,000 annually) to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation.

Under this plan, the Company has established a wide array of investment options that are maintained for the purposes of determining the amount of investment earnings to be credited to participants’ accounts. Participants must select the investment options for their contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the earnings of the reference investment options they select, net of any investment or management fees.

Generally, participants can elect the time and manner of distribution of their vested account balance. The manner may be in the form of a lump-sum cash payment, or payments in substantially equal monthly amounts over a period of five, ten, fifteen or twenty years. The time may be date-specific or upon attainment of a specified age. Participants may also elect to receive their distribution upon separation from service and attainment of a specified age.

Assets under this Plan are set aside in a rabbi trust that can only be used for the payment of benefits under the Plan. However, in the event of bankruptcy or insolvency of Zions Bancorporation, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.

Excess Benefit Plan

On January 1, 2004 the Company segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. Prior to this date, all restoration and excess benefit contributions were made to the Deferred Compensation Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations, and since January 1, 2004, all restoration benefits have been deposited into the Excess Benefit Plan.

Cash Balance Plan

Benefit accruals under the Company’s cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan. Those grandfathered were over age 55 at the time the plan was frozen. Scott Anderson is the only NEO that is a grandfathered employee in this Plan. All other participants accrue interest credits only.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan, or SERP, is an unfunded, nonqualified plan established January 1, 1994 to restore benefits lost by certain highly compensated employees of the Company. The Board of Directors determined the participants in the SERP primarily from among those employees of the Company who were members of the Executive Management Committee. Effective December 31, 2002, benefit accrual under the SERP was frozen in conjunction with the freezing of the cash balance defined benefit retirement plan. The NEOs participating in these plans accrued only interest credits in 2003 and subsequent plan years.

Perquisites and Other Personal Benefits

The Company provides NEOs as well as other executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation objective to better enable the Company to attract and retain superior employees for key positions. The Company and the Committee believe that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of the Company’s business or to the efficiency of its executives in the performance of their jobs.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals, unless that compensation is paid pursuant to a performance-based compensation plan. The Company believes that compensation paid pursuant to salary, bonus and incentive plans generally is fully deductible for federal income tax purposes. However, in certain circumstances, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Although the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions that were effective January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R). FAS 123R governs the accounting for employee stock options. The valuation practice of most companies is to use modifications of standard option pricing models. However, these models were not designed to estimate the value of employee stock options and may not accurately reflect their actual value. The pronouncement favors the use of a market price for valuation of employee stock options. Paragraph 22 reads, in part, “The fair value of an equity share option or similar instrument shall be measured based on the observable market price of an option with the same or similar terms and conditions, if one is available.”

ESOARS™ (Employee Stock Option Appreciation Rights Securities) provide a market-based alternative to employee stock option valuation for FAS 123R. ESOARS are tracking instruments that measure the cost of the underlying option grant by making payments to holders when employees exercise their options. A fair market value of ESOARS, and consequently the option grant, is determined in a competitive online auction. The SEC staff has reviewed our ESOARS instrument and concurs that it can be used for employee stock option grant valuation.

From May 4 to 7, 2007, the Company successfully conducted an auction of its ESOARS. As allowed by FAS No. 123R, Share-Based Payment, the Company used the results of that auction to value its employee stock options issued on May 4. The value established was $12.06 per option, which the Company estimates is approximately 14% below its Black-Scholes model valuation on that date. The Company recorded the related estimated future settlement obligation of ESOARS as a liability in the balance sheet.

Employment Contracts

Generally, the Company does not enter into employment contracts with its NEOs or with other officers of the Company. Prior to 2005, only one member of the Executive Management Committee, George Feiger, had a contractual employment relationship with the Company. This was specially negotiated with Mr. Feiger in connection with his recruitment and his responsibility for building a wealth management business (Contango Capital Advisors). Following the acquisition of Amegy Bancorporation in 2005, the Company signed Paul Murphy, Jr., Scott McLean and certain other members of Amegy Bank’s senior management to employment contracts. These agreements were specially negotiated in conjunction with the acquisition of Amegy Bancorporation in order to retain the executives and enhance the value of the Company’s investment in the Amegy Bank franchise. Finally, in 2007, an employment agreement was negotiated with Dallas Haun in connection with his recruitment to be the president and CEO of Nevada State Bank, a Zions Bancorporation affiliate.

Employment Agreements with Messrs. Murphy and McLean

Zions Bancorporation entered into employment agreements with Paul Murphy, Jr. and Scott McLean in December 2005. The agreements have a three-year term and provide for a minimum base salary and target annual bonus. The agreements provide that base salaries for Messrs. Murphy and McLean shall not be less than $475,000 and $400,000, respectively. In addition, Mr. Murphy’s future annual bonus targets for 2007 and 2008 must not be less than 100% of his base salary and the actual annual bonus amounts must not be less than 50% of the updated annual base salary. Similarly, Mr. McLean’s future annual bonus targets for 2007 and 2008 must not be less than 75% of his base salary and the actual annual bonus amounts must not be less than 37.5% of his updated annual base salary. In connection with the termination of each executive’s prior change in control agreements with Amegy Bancorporation, Zions agreed to pay one-half of each executive’s potential Amegy change in control severance payment within ten days of the completion of the merger and, subject to continued compliance by Messrs. Murphy and McLean with certain noncompetition and nonsolicitation covenants, the remaining half of such potential change in control severance payment (plus a 25% enhancement) in three equal retention payments on the first, second and third anniversaries of the completion of the merger. Accordingly, in December 2007, on the second anniversary of the merger, Messrs. Murphy and McLean received the second of three installments of $484,375 and $406,250, respectively. The contracts also state that each executive will receive annual Zions equity awards with a target level equal to 70% of their base salary and that the actual equity grants will not be less than 52.5% of their base salary. In accordance with the terms of these agreements, Messrs. Murphy and McLean were granted 24,000 and 20,000 Zions Bancorporation stock options, respectively, on the date the merger was completed. The agreements also provide that, upon termination of employment by Amegy Bank “without cause” or by the executive for “good reason,” as those terms are defined in the agreements, such executive will receive:

(1)	a prorated current year annual bonus;

(2)	severance equal to three times the sum of base salary plus highest annual bonus earned in the three prior years;

(3)	36 months of continued benefits; and

(4)	immediate vesting of all equity awards.

Each executive is also subject to certain noncompetition and nonsolicitation covenants while employed and for a period of 12 months following termination of employment for any reason.

In the event that any payments or benefits to these executives become subject to the “excess parachute payment” excise taxes required under Section 280(g) of the Internal Revenue Code, and the aggregate present value of the payments or benefits is equal to or greater than 115% of the amount that would cause the executive to be subject to such excise taxes, the employment agreements provide that such executive will be entitled to receive a gross-up payment that will place him in the same financial position in which he would have been in the absence of the imposition of such excise taxes. However, if any payments or benefits to any of the executives become subject to excise taxes, and the aggregate present value of the payments or benefits is less than 115% of the amount that would cause the executive to be subject to such excise taxes, then such payments will be cut back to the extent necessary to avoid the excise tax.

Change in Control Arrangements

The Company is party to change in control agreements with certain senior executives selected by the Board of Directors and maintains a special severance plan for the benefit of certain other officers, to foster the continuous employment of senior and midlevel executives and management and to reinforce and encourage their continued attention and dedication to their duties without the distraction from the possibility of a change in control of the Company.

For purposes of the change in control agreements and the special severance plan, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred if

(1)
any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding securities;

(2)	the majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met;

(3)
a merger or consolidation of the Company is consummated in which the prior owners of Zions Bancorporation common stock no longer control 50% or more of the combined voting power of the surviving entity;

(4)	the shareholders of the Company approve a plan of complete liquidation of the Company; or

(5)	an agreement providing for the sale or disposition by the Company of all or substantially all of the Company’s assets is consummated.

Change in Control Agreements

The Company has entered into change in control agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. The Company entered into these agreements because the financial services industry has been consolidating and the Company does not want its executives distracted by a rumored or actual change in control. Further, if a change in control should occur, the Company wants its executives to be focused on the business of the organization and the interests of shareholders. In addition, the Company believes it is important that its executives be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. The Company believes its change in control agreements assist it in retaining executive talent and realizing the aforementioned objectives.

The change in control agreements provide that if, within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive:

(1)
a lump sum severance payment equal to three times the sum of annual base salary plus the greater of the targeted annual bonus then in effect or the average of the executive’s annual bonuses for each of the three years immediately prior to the change in control;

(2)	full base salary through the date of termination, any unpaid annual bonus and the targeted annual bonus prorated through the date of termination;

(3)	continuation of medical and dental health benefits for three years;

(4)	outplacement services for two years at an aggregate cost to the Company not to exceed 25% of the annual base salary; and

(5)	full vesting in accrued benefits under the Company’s pension, profit sharing, deferred compensation or supplemental plans.

If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.

Immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.

Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Company any of its officers or employees.

The Company believes that change in control agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, these change in control agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that the Company will become obligated to make payments under the change in control agreements only if the executive is actually or constructively discharged as a result of the change in control.

Special Severance Plan

A special severance plan covers certain midlevel executives and senior management selected by the Board of Directors. There are two levels of benefits available under the special severance plan. The special severance plan provides severance benefits that are generally the same as those provided under the change in control agreements, except that the salary and bonus multiplier is two for the Tier 2 plan and one for the Tier 3 plan and the period of continued medical and dental health benefits and outplacement services is two years for the Tier 2 plan and one year for the Tier 3 plan.

Vesting of Stock Options and Restricted Stock

The 1998 Non-qualified Stock Option and Incentive Plan and the Key Employee Incentive Stock Option Plan provide that outstanding options under such plans will vest immediately upon a change in control (as such term is defined in the change in control agreements). If any employee holding outstanding options under either plan is terminated, other than for cause, within two years following a change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

The Zions Bancorporation 2005 Stock Option and Incentive Plan also provides that, upon a change in control, all awards shall fully vest and all restrictions on restricted stock will immediately lapse. If any employee holding outstanding options under the plan is terminated, other than for cause, disability, death or retirement, within two years following a change in control, the employee shall be entitled to exercise his or her options at any time thereafter until the earlier of the date 42 months after the date of termination of employment or the expiration date in the applicable award agreement.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

R. D. Cash, Chairman
Patricia Frobes
Roger B. Porter
Steven C. Wheelwright
Shelley Thomas Williams

COMPENSATION TABLES

2007 Summary Compensation Table

The following table provides information concerning the compensation of the NEOs for the Company’s most recently completed fiscal year. This is the first year that Scott Anderson has qualified as an NEO since the introduction of the new proxy disclosure rules. In accordance with SEC guidelines, we have not reported the details of Scott Anderson’s compensation for fiscal 2006.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year. In the column “Bonus,” we detail the amount of the annual discretionary bonus paid to the NEO under the terms of the Zions Bancorporation Management Incentive Plan for fiscal 2007. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the award of stock or options measured in dollars and calculated in accordance with FAS 123(R). For restricted stock, the FAS 123(R) fair value per share is equal to the closing price of Zions Bancorporation common stock on the date of grant. For stock options, the FAS 123(R) fair value per share is based on certain assumptions that we explain on page 19 of the Compensation Discussion and Analysis section of this Proxy Statement under “Accounting for Stock-Based Compensation” as well as footnote 17 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2007. We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). The amounts shown in the 2007 Summary Compensation Table also include a ratable portion of each grant we made in prior years to the extent the vesting fell in 2007 (except where GAAP required us to recognize the full amount in a prior year, as is the case when a grant is made to a retirement-eligible executive and under the terms of such award the executive is permitted to retain all or part of such award upon retirement without fulfilling the vesting period). Please also refer to the table in this Proxy Statement with the title “2007 Grants of Plan-Based Awards.”

We made no grants of restricted stock to the NEOs in 2007. For certain executives, the “Stock Awards” column includes a portion of the expense resulting from the vesting of restricted stock grants made in prior years. Restricted stock awards typically vest 25% per year over four years. Vesting of awards is conditioned on the participant’s continued employment with Zions Bancorporation.

In the column “Nonequity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans, that is, our Value Sharing Plans. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a three-year period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the three-

year performance period for which the award was earned, even though such payment is made after the end of such fiscal year.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2007; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including nonqualified defined contribution plans.

In the column “All Other Compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes;

•	amounts we paid or that become due related to termination, severance, or change in control, if any;

•	our contributions to vested and unvested defined contribution plans; and

•	any life insurance premiums we paid during the year for the benefit of an NEO.

SEC rules require us to report perquisites at the aggregate incremental cost to the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)(2)	All Other Compensation ($)	Total ($)
Harris H. Simmons Chairman, President and Chief Executive Officer Zions Bancorporation	2007 2006	850,000 800,000	0 700,000	0 0	739,458 709,258	0 0	15,763 19,032	93,018(3) 67,810	1,698,239 2,296,100
Doyle L. Arnold Vice Chairman and Chief Financial Officer Zions Bancorporation	2007 2006	520,000 475,000	420,000 450,000	19,891 19,891	550,073 503,323	0 0	1,174 15,922	59,356(4) 39,738	1,570,494 1,503,874
Paul B. Murphy, Jr. Chief Executive Officer Amegy Bank N.A.	2007 2006	525,000 487,500	515,000 530,000	0 0	417,004 266,775	0 0	0 0	526,623(6) 528,750	1,983,627 1,813,025
Scott J. McLean President Amegy Bank N.A.	2007 2006	440,000 416,000	340,000 350,000	0 0	256,003 168,853	0 0	0 0	434,647(7) 437,364	1,470,650 1,372,217
A. Scott Anderson President and Chief Executive Officer Zions First National Bank	2007	500,000	375,000	0	401,847	0	27,553	104,862(5)	1,409,262

_______________

(1)	The net change in the accumulated present value of pension benefits for each NEO was: Mr. Simmons, $15,763 and Mr. Anderson, $27,533.

(2)
Amounts deferred by participants in the Deferred Compensation Plan are invested by the Company in various investment vehicles at the direction of the participant. The Company does not guarantee any rate of return on these investments. Since the array of investment vehicles is not identical to the investment choices offered to employees participating in the tax-qualified defined contribution plan, the table above treats dividend and interest earnings on these investments in excess of the Company’s dividend yield and 120% of the Adjusted Federal Rate, respectively, as above-market or preferential, as required by SEC rules. Mr. Arnold was the only NEO to have such earnings during the most recent fiscal year, which were $1,174. Messrs. Murphy and McLean did not participate in the Company’s Deferred Compensation Plan as of December 31, 2007.

(3)
All other compensation for Mr. Simmons consists of the Company’s matching contributions to the tax-qualified defined contribution plans totaling $16,313 and another $76,705 in contributions to the Company’s nonqualified Excess Benefit Plan.

(4)
All other compensation for Mr. Arnold consists of $16,313 in Company matching contributions to the tax-qualified defined contribution plans and another $43,043 in contributions to the Company’s Excess Benefit Plan.

(5)
All other compensation for Mr. Anderson is comprised of $16,313 in Company matching contributions to the tax-qualified defined contribution plans and another $88,549 in contributions to the Company’s Excess Benefit Plan.

(6)
All other compensation for Mr. Murphy consists of a $484,375 retention payment made in December 2007 pursuant to provisions in his employment contract (see more details under the heading “Employment Agreements with Messrs. Murphy and McLean”); a $6,000 annual car allowance; $19,935 annual club membership dues; $16,313 in matching contributions to the Company’s tax-qualified defined contribution plans; and additional perquisites including preferred parking.

(7)
All other compensation for Mr. McLean consists of a $406,250 retention payment made in December 2007 pursuant to provisions in his employment contract (see more details under the heading “Employment Agreements with Messrs. Murphy and McLean”); a $6,000 annual car allowance; $6,084 annual club membership dues; $16,313 in matching contributions to the Company’s tax-qualified defined contribution plans; and additional perquisites including preferred parking and spousal travel expenses.

Value Sharing Plan payments that were earned as of December 31, 2005 are not reflected in the Summary Compensation Table above. The Company paid such amounts to participants in calendar years 2006 and 2007 pursuant to provisions of the 2003–2005 Value Sharing Plan.

2003–2005 Value Sharing Plan

On December 31, 2005, awards under the 2003–2005 Value Sharing Plan vested based on the Company’s three-year financial performance. The 2003–2005 Plan had separate award funds for the Company and each of its subsidiary banks. Messrs. Simmons’ and Arnold’s award units in the 2003–2005 Plan were solely from the Company’s award fund. Mr. Anderson’s award units in the 2003–2005 Plan were 50% from the Company’s award fund and 50% from the Zions First National Bank award fund. In accordance with the terms of the 2003–2005 Value Sharing Plan, award amounts less than or equal to each NEO’s base salary at the end of fiscal 2005 were paid to the participant in March 2006. Earned bonus award amounts in excess of the participant’s 2005 year-end base salary were withheld and paid in February 2007. Both payments, representing the total award to each executive under the 2003–2005 Plan, are detailed in the following table:

Name	2003–2005 VSP Payment (Received March 2006)	2003–2005 VSP Payment (Received February 2007)
Harris Simmons	$750,000	$2,985,000
Doyle Arnold	437,500	1,616,750
Scott Anderson	379,000	1,303,450

2007 Grants of Plan-Based Awards

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed fiscal year. This includes Value Sharing Plan and stock option awards, which are discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” The threshold, target and maximum columns reflect the range of estimated payouts under the Zions Bancorporation 2006–2008 Value Sharing Plan and the Amegy Bank, N.A. 2007-2008 Value Sharing Plan. Columns (g) and (h) report the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices. In all cases, the exercise price was equal to the closing market price of our common stock on the date of grant. Finally, in the last column, we report the aggregate FAS 123(R) value of all awards made in 2007; in contrast to how we present amounts in the Summary Compensation Table, we report such figures here without apportioning such amount over the service or vesting period.

			Estimated Future Payouts Under Nonequity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Thresh-old ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)
Harris H. Simmons	Options (1)	5/4/2007					0	53,000	83.25	639,180

Doyle L. Arnold	Options (1)	5/4/2007					0	43,000	83.25	518,580

Paul B. Murphy, Jr.	Options (1)	5/4/2007					0	31,500	83.25	379,890
	Zions Bancorp VSP (2)		275,000	0	275,000	1,168,750
	Amegy Bank VSP (3)		275,000		275,000	1,168,750

Scott J. McLean	Options (1)	5/4/2007					0	22,000	83.25	265,320
	Zions Bancorp VSP (2)		175,000	0	175,000	743,750
	Amegy Bank VSP (3)		175,000		175,000	743,750

A. Scott Anderson	Options (1)	5/4/2007					0	32,000	83.25	385,920
_______________

(1)
All stock options granted to NEOs in fiscal year 2006 were granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. The stock options have an exercise price equal to the fair market value on the date of grant, vest 33% per year beginning one year after date of grant and have a term of seven years. In the event of a change in control of the Company as defined in the plan, the options will become fully vested and exercisable. If any employee holding such options is terminated, other than for cause as defined in the plan, within two years following such change in control, the exercise period for such outstanding options will be extended to the lesser of 42 months or the full remaining term of the option.

(2)
Grant information relates to the Zions Bancorporation Value Sharing Plan for the 2006–2008 performance cycle. Payments will be in two installments, with the first installment, if any, up to an amount equal to the participant’s 2008 year-end base salary due in fiscal 2009 and the remaining portion of the payment, if any, due in fiscal 2010; in each case contingent upon the executive’s continued employment with Zions Bancorporation.

(3)
Grant information relates to the Amegy Bank, N.A. Value Sharing Plan for the 2007–2008 performance cycle. Payments will be in two installments, with the first installment, if any, up to an amount equal to the participant’s 2008 year-end base salary due in fiscal 2009 and the remaining portion of the payment, if any, due in fiscal 2010; in each case contingent upon the executive’s continued employment with Zions Bancorporation.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information concerning outstanding options and restricted stock that have not vested for each NEO as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award. None of the Company’s stock option or stock awards are subject to the achievement of performance conditions. As a result, we are not required, under SEC rules, to report the number of options or shares that are considered unearned in the table below.

For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

We computed the market value of the stock awards by multiplying the closing market price of Zions Bancorporation common stock at the end of the most recent fiscal year by the number of shares or units of stock.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Harris H. Simmons	61,000	0	54.35	04/19/2008
	61,000	0	53.72	04/25/2009
	38,319	0	42.00	01/21/2010
	20,300	0	48.02	04/24/2010
	61,000	0	56.59	04/29/2011
	35,333	17,667	70.79	05/05/2012
	17,166	34,334	81.15	04/30/2013
	0	53,000	83.25	05/03/2014
	294,118	105,001			0	0

Doyle L. Arnold	37,000	0	53.72	04/25/2009	550	25,680
	28,000	0	42.00	01/21/2010
	14,000	0	48.02	04/24/2010
	42,000	0	56.59	04/29/2011
	24,000	12,000	70.79	05/05/2012
	13,583	27,167	81.15	04/30/2013
	0	43,000	83.25	05/03/2014
	158,583	82,167			550	25,680

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Paul B. Murphy, Jr.	11,698	0	30.95	04/27/2010
	846	0	64.17	01/02/2011
	3,186	0	43.30	03/13/2011
	1,128	0	48.57	01/01/2012
	2,308	0	43.32	02/06/2012
	31,360	0	51.13	06/04/2012
	564	0	46.37	01/02/2013
	9,407	0	48.67	06/25/2013
	14,111	0	67.12	06/25/2014
	16,620	0	58.26	05/18/2015
	18,000	6,000	75.85	12/02/2012
	13,500	27,000	81.15	04/30/2013
	0	31,500	83.25	05/03/2014
	122,728	64,500			0	0

Scott J. McLean	9,407	0	48.66	06/25/2013
	9,407	0	67.12	06/25/2014
	10,975	0	58.26	05/18/2015
	15,000	5,000	75.85	12/02/2012
	5,833	11,667	81.15	04/30/2013
	0	22,000	83.25	05/03/2014
	50,622	38,667			0	0

A. Scott Anderson	10,834	0	56.59	04/29/2011
	18,666	9,334	70.79	05/05/2012
	9,083	18,167	81.15	04/30/2013
	0	32,000	83.25	05/03/2014
	38,583	59,501			0	0
_______________

(1)
All unvested options listed above for Messrs. Simmons, Arnold and Anderson, and the options expiring on April 30, 2013 and May 3, 2014 for Messrs. Murphy and McLean, vest at a rate of 33% per year over the first three years of the seven-year option term. Messrs. Murphy and McLean’s options expiring December 2, 2012 vest 50% on the first year and 25% on the second and third years of the seven-year option term.

(2)	Based on closing market price of Monday, December 31, 2007 of $46.69 per share.

Option Exercises and Stock Vested in 2007

The following table provides information concerning exercises of stock options and vesting of restricted stock during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Harris H. Simmons	63,381	2,746,408	0	0
Doyle L. Arnold	13,192	459,994	275	12,840
Paul B. Murphy, Jr.	43,735	1,924,565	0	0
Scott J. McLean	0	0	0	0
A. Scott Anderson	0	0	0	0
_______________

(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

2007 Pension Benefits Table

The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2007. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris Simmons	Cash Balance Pension Plan	21.46	312,693	0
	Supplemental Executive Retirement Plan	21.46	276,535	0

A. Scott Anderson	Cash Balance Pension Plan	17.00	224,566	0
	Supplemental Executive Retirement Plan	17.00	279,657	0
_______________

(1)
Mr. Simmons has been an officer of the Company for 26 years. The Zions Bancorporation Pension Plan was frozen on December 31, 2002 and Mr. Simmons did not meet the age requirement to continue receiving service credits under this Plan. Accordingly, his service credits will remain at 21.46 years. Mr. Anderson did meet the age and service requirements under this Plan to continue receiving service credits when this Plan was frozen on December 31, 2002. As a result, there is no difference between Mr. Anderson’s years of service with the Company and the number of years of service credit under this Plan.

Doyle Arnold, Paul Murphy, Jr., and Scott McLean are not eligible to participate in the Company’s defined benefit retirement programs.

Information regarding the Pension Plan and Supplemental Executive Retirement Plan can be found under the heading “Retirement Benefits.”

2007 Nonqualified Deferred Compensation Table

The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column, “Executive Contributions in Last FY” indicates the aggregate amount contributed to such plans by each NEO during 2007.

The column “Registrant Contributions in Last FY” indicates our aggregate contributions on behalf of each NEO during 2007. Generally, these amounts reflect restoration benefits provided under the Company’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.

The column “Aggregate Earnings in Last FY” indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2007, including interest and dividends paid both above and at market rates. Such amounts include dividend payments on restricted stock. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table on page 24 only to the extent such earnings were paid at above-market rates as defined by the SEC, and such amounts are shown in a footnote to that table.

The column “Aggregate Withdrawals/Distributions” reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the Withdrawals/Distribution column nor the Aggregate Balance columns represent compensation with respect to our most recently completed fiscal year.

The column “Aggregate Balance at Last FYE” reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2007.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Harris H. Simmons	3,801,190	76,705	23,133	0	4,455,449
Doyle L. Arnold	404,188	43,043	21,552	0	1,164,369
Paul B. Murphy, Jr.	0	0	0	0	0
Scott J. McLean	0	0	0	0	0
A. Scott Anderson	0	88,549	(99,852)	0	152,865

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of an NEO, or change in control of the Company or a change in the NEO’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to an NEO under any arrangement that does not discriminate in scope, terms, or operation in favor of our executive officers and that are generally available to all salaried employees. Also, the following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common stock is the closing market price as of that date—$46.69.

Severance

Mr. Simmons, Mr. Arnold and Mr. Anderson do not have employment agreements that guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Company’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a Change in Control Agreement.

Under the Zions Bancorporation severance policy, which applies to all regular employees, the NEOs could receive the maximum severance of 52 weeks’ base salary. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances that may include, but are not limited to, a reduction-in-force or job elimination. Severance is typically paid in biweekly installments but the Company reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive. Refer to the section, “Change in Control Agreements” for a description of the benefits the Company is obligated to pay the NEOs in the event of their termination of employment after a change in control by Zions Bancorporation involuntarily “without cause” or by the executive for “good reason.”

The Company has entered into employment agreements with Messrs. Murphy and McLean pursuant to which the Company must pay certain benefits if their employment is terminated. Refer to the section “Employment Agreements with Messrs. Murphy and McLean” for a description of the benefits the Company is obligated to pay these executives in the event of their termination of employment by Amegy Bank involuntarily “without cause” or by the executive for “good reason.”  Should Mr. Murphy or Mr. McLean be terminated as a result of death, disability, or “for cause,” their employment agreements specify that they will be entitled to:

(1)	base salary and earned but unused vacation through the date of termination;

(2)	welfare benefits;

(3)	other benefits; and

(4)	all remaining annual retention payments paid according to the original schedule.

Accelerated Vesting of Long-Term Incentives

           Presently, the Company provides long-term incentives to the NEOs through units of participation in the Value Sharing Plans and time-vested stock option awards. In the past, the Company has also granted restricted stock, some of which remains outstanding. Please also refer to the discussion of long-term incentives above under the heading, “Compensation Discussion and Analysis.”

Value Sharing Plans

Upon the termination of an NEO due to death, disability or retirement, the Company must make pro rata payments at the conclusion of the award period to Value Sharing Plan participants for the partial cycles completed up to the date of their termination. Since the award period for the 2006–2008 Value Sharing Plans does not conclude until December 31, 2008 and there is no acceleration of the payouts, we do not report the pro rata payments in the table below. In the event of a participant’s termination due to a change in control, however, the participant is entitled to a pro rata payout at the time of their termination. For purposes of disclosure in the table below, SEC regulations require that we assume such change in control occurs on the last day of the Company’s most recently completed fiscal year. For the Value Sharing Plans ending on December 31, 2008, the Company would be obligated to pay only a prorated amount based on the number of full quarters the participant was engaged as an officer of the Company or one of its subsidiaries prior to the date of the change in control. The Company does not enhance the Value Sharing Plan payments as a result of the change in control or termination event. The pro rata amounts are computed based on the higher of their target value as established by the Committee or their value calculated under the terms of the Value Sharing Plans. We report such pro rata amounts in the table below based on an assumed termination date of December 31, 2007.

Stock Options

Under provisions of the Company’s stock option plans, unvested stock options are forfeited by the executive for termination due to any event other than a change in control. In the case of a change of control, all unvested options immediately vest and may be exercised for up to 42 months following the change in control. We calculated the value of the accelerated options by multiplying the number of shares times the difference between the closing price of the Company’s common stock on the last day of the fiscal year and the exercise price of the options. Please refer to the section “Compensation Discussion and Analysis” for more information about the Company’s stock options.

Under the provisions of the employment agreements for Messrs. Murphy and McLean, unvested stock options become vested and exercisable upon their termination by the Company other than for cause or by the executive for good reason. The value of these accelerated options was calculated in the same manner as described in the previous paragraph.

Restricted Stock

Generally, we use stock options instead of restricted stock to compensate the Company’s NEOs, although from time-to-time restricted stock is used in special situations. At the end of fiscal 2007, only Mr. Arnold had an outstanding grant of restricted stock. The table below reflects the accelerated vesting of all unvested shares upon a change in control and the Company’s termination of his employment “without cause” or by Mr. Arnold for “good reason.” All unvested shares would be forfeited upon the termination of his employment for any other reason.

Retirement Plans

All of the Company’s NEOs are fully vested in all of their retirement benefits. These benefits are not enhanced based on circumstances regarding termination. Because the Company does not enhance the benefits payable under any of its retirement plans if the employment of one of the NEOs terminates, we do not report any amount in respect of these plans in the table below. We report additional information regarding our retirement plans above under the headings, “Compensation Discussion and Analysis” and “2007 Pension Benefits Table,” and in the “2007 Nonqualified Deferred Compensation Table.”

Miscellaneous Benefits

Under the Company’s change in control agreements and employment agreements with Messrs. Murphy and McLean, which have a double-trigger and are described above under the heading “Compensation Discussion and Analysis,” the Company is obligated to pay certain other benefits. These include continuation of medical, dental, vision, and life insurance coverage for 36 months from the date of change in control. Although Messrs. Murphy and McLean are entitled to receive their specially negotiated retention payments regardless of the nature of their termination, their contracts do not require the payments to be accelerated. Therefore, these payments are not reported in the table below. The conditions to the Company’s obligations under the change in control arrangements and employment agreements are discussed above. Except for these benefits payable after the double-trigger occurs, the Company has no obligation to continue any other perquisite after an NEO’s employment terminates.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)		For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)		Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)

Harris H. Simmons
Severance	0	0		0	850,000	(1)	5,100,000	(2)
Accelerated Vesting of Long-Term Incentives	0	0		0	0		407,757	(3)
Retirement Plans	0	0		0	0		27,000	(9)
Other Benefits	0	0		0	0		23,331	(4)

Doyle L. Arnold
Severance	0	0		0	520,000	(1)	2,808,000	(2)
Accelerated Vesting of Long-Term Incentives	0	0		0	0		385,311	(3)
Retirement Plans	0	0		0	0		27,000	(9)
Other Benefits	0	0		0	0		22,194	(4)

Paul B. Murphy, Jr.
Severance	0	0		0	3,165,000	(5)	3,165,000	(5)
Accelerated Vesting of Long-Term Incentives	0	0		0	0	(6)	356,583	(7)
Retirement Plans	0	0		0	0		27,000	(9)
Other Benefits	0	23,124	(10)	0	23,124	(10)	23,124	(10)

Scott J. McLean
Severance	0	0		0	2,370,000	(5)	2,370,000	(5)
Accelerated Vesting of Long-Term Incentives	0	0		0	0	(6)	226,917	(7)
Retirement Plans	0	0		0	0		27,000	(9)
Other Benefits	0	21,984	(10)	0	21,984	(10)	21,984	(10)

A. Scott Anderson
Severance	0	0		0	500,000	(1)	2,700,000	(2)
Accelerated Vesting of Long-Term Incentives	0	0		0	0		538,200	(8)
Retirement Plans	0	0		0	0		27,000	(9)
Other Benefits	0	0		0	0		23,331	(4)
_______________

(1)
The Zions Bancorporation Severance Policy for executive officers provides four weeks salary for each $10,000 in base salary (rounded to the nearest thousand) or two weeks pay for every year of completed service up to ten years and an additional week of pay for every year over ten years of service, whichever is greater up to a maximum of 52 weeks. A severance payment, if any, is not enhanced above what any other executive would be due as a result of the termination occurrence.

(2)
Under the Company’s change in control agreements, upon a change in control, severance for the NEO will consist of three times the sum of the individual’s salary at the time of the change in control plus the greater of: (i) the average annual bonus paid to the executive for the 3 years preceding the change in control or (ii) the individual’s current target bonus. For this purpose, the bonuses for 2007 (which were not determined until February 2008) were not taken into account.

(3)
The Company’s change in control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the accelerated vesting of long-term incentives. Accordingly, this figure reflects only the amount necessary (in addition to cash severance, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control. This figure represents a combination of values from the accelerated unvested stock options and restricted stock plus the pro rata value of the individual’s Value

Sharing Awards are based on the target per unit value of the 2006–2008 corporate level Value Sharing Plan as of December 31, 2007. The reported value of accelerated long-term incentives has been reduced for Mr. Simmons and Mr. Arnold in order to avoid the imposition of excise taxes.

(4)
Under the Company’s change in control agreements, participants are entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Company. This figure represents the aggregate cost of fulfilling that obligation for Mr. Simmons, Mr. Arnold and Mr. Anderson, respectively.

(5)
The severance payments for Messrs. Murphy and McLean were negotiated as part of their employment agreements following the Company’s acquisition of Amegy Bancorporation, Inc. in 2005. A detailed description of the severance provisions contained in these agreements is described in the section “Employment Agreements with Messrs. Murphy and McLean.” These figures represent three times the sum of the NEO’s current base salary plus the highest bonus each received in the prior three years.

(6)
These figures represent the value of the accelerated stock options as of December 31, 2007. Since the pro rata payment based on units of participation in the corporate level and Amegy Bank Value Sharing Plans are not paid until the end of the award period as a result of this termination occurrence, the pro rata award value was not reported in this column.

(7)
The employment contracts for Messrs. Murphy and McLean specify that all of their unvested equity awards become fully vested upon a change in control. Messrs. Murphy and McLean were awarded units of participation in the corporate level 2006–2008 Value Sharing Plan and Amegy Bank 2007–2008 Value Sharing Plan on March 1, 2007. These units are subject to a pro rata payout upon a change in control. This figure represents the value of the accelerated equity awards and the pro rata payment of each executive’s interest in the corporate level and Amegy Bank Value Sharing Plans. The values of the pro rata Value Sharing Plan payouts are based on the target per unit value for the corporate level Value Sharing Plan and the computed per unit value for the Amegy Bank Value Sharing Plan as of December 31, 2007.

(8)
Mr. Anderson was awarded units of participation in corporate level 2006–2008 Value Sharing Plan and Zions First National Bank 2006–2008 Value Sharing Plan on January 1, 2006. These units are subject to a pro rata payout upon a change in control. This figure represents the value of the accelerated equity awards and the pro rata payment of Mr. Anderson’s interest in the corporate level and Zions First National Bank Value Sharing Plans. The values of the pro rata Value Sharing Plan payouts are based on the target per unit value for the corporate level Value Sharing Plan and the computed per unit value for the Zions First National Bank Value Sharing Plan as of December 31, 2007.

(9)
Under the Company’s change-in-control arrangements, participants are entitled to receive an amount equal to the amount the Company would have contributed to each NEOs account under the Company’s 401(k) plan as a matching contribution had they remained employed by the Company for three years after the date of termination and had the executive made the maximum elected deferral contribution. This amount reflects the maximum employer contribution of four percent applied to the compensation limit ($225,000) imposed by Sections 415 and 401(a)(17) of the Code.

(10)
The employment contracts for Messrs Murphy and McLean also specify that the executives are entitled to the 36 months continuation of medical, dental, life insurance and other welfare benefits in the event of death or disability or termination following a change in control. This figure represents the total cost of fulfilling that obligation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ordinary Course Loans

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of Zions in the ordinary course of business during 2007. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

Related Party Transactions Policy

In January 2007, the Board approved a Related Party Transaction Policy. This policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Company and any executive officer or director, as well as 5% or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. Ordinary course loans having the characteristics described under the heading “Ordinary Course Loans,” are to be reviewed, approved or ratified in accordance with the policies and procedures of the Company and its subsidiaries for extensions of credit covered by Regulation O of the Board of Governors of the Federal Reserve System. The only transactions occurring in 2007 for which disclosure was required under Item 404(a) were ordinary course loans described under the heading “Ordinary Course Loans,” all of which were made in accordance with the Company’s Regulation O policies and procedures.

COMPENSATION OF DIRECTORS

The Company’s Board of Directors establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.

Cash Compensation

Commencing May 8, 2007, each of the Company’s outside directors receives a $35,000 annual retainer ($28,000 prior to May 2007) and $1,500 for each regular and special meeting attended. Members of the committees receive $1,250 for each committee meeting attended ($1,000 prior to May 2007). The Chairman of the Audit Committee receives an additional $15,000 annual retainer ($10,000 prior to May 2007) and the other members of the Audit Committee receive an additional $3,000 annual retainer. The Chairs of each of the other standing committees receive an additional $7,500 annual retainer ($5,000 prior to May 2007). Each of the retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board of Directors or its committees.

Stock Option Program

Nonemployee directors are also granted nonqualified stock options annually. Under the terms of the Zions Bancorporation 2005 Stock Option and Incentive Plan, each nonemployee director automatically received stock options to purchase 4,000 shares of common stock each year on the first business day following the annual meeting of the shareholders of the Company in 2006 and 2007. Commencing in 2008, each nonemployee director shall automatically be granted stock options to purchase a number of shares of common stock equal to $70,000 divided by the Black-Scholes estimated option value on the date of grant, rounded to the nearest 100 (the “Determined Amount”).

Deferred Compensation Plan for Nonemployee Directors

The Company maintains a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board of Directors. Amounts deferred are held in a rabbi trust and invested in either an unsecured note or shares of the Company’s common stock based upon the director’s election, subject to plan limitations. Settlement is made only in cash and is based on the amount of the unsecured note plus accrued interest or the then current market value of the stock.

Mr. Heaney serves as a member of the board of directors of Amegy Bank N.A., a subsidiary of the Company, which also maintains a deferred compensation plan for Amegy Bank directors, pursuant to which a director may elect to receive all or a portion of his or her compensation in shares of the Company’s stock, and defer receipt of such shares until retirement or resignation from the Board of Directors, or a date designated by the director at the time of deferral. Amounts deferred are held in a rabbi trust and invested in shares of the Company’s common stock, subject to plan limitations. Settlement is made only in shares of the Company’s common stock. Mr. Heaney’s 2007 compensation as a member of Amegy Bank’s board of directors is reported in the table below in the column “All Other Compensation.”

Director Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	70,500	0	75,248	0	0	145,748
R.D. Cash	54,250	0	75,248	0	0	129,498
Patricia Frobes	56,750	0	75,248	0	0	131,998
J. David Heaney	57,750	0	35,980	0	20,626	114,356
Roger B. Porter	56,000	0	75,248	0	0	131,248
Stephen D. Quinn	69,000	0	75,248	0	0	144,248
L. E. Simmons	45,000	0	75,248	0	0	120,248
Steven C. Wheelwright	48,000	0	75,248	0	0	123,248
Shelley Thomas Williams	60,750	0	75,248	0	0	135,998
_______________

(1)
Harris H. Simmons, the Company’s Chairman, President and Chief Executive Officer is not included in this table as he is an employee of the Company and thus receives no compensation as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 24.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2007. As of December 31, 2007, each director has the following number of options outstanding: Jerry C. Atkin: 32,000; R. D. Cash: 38,289; Patricia Frobes: 20,000; J. David Heaney: 17,028; Roger B. Porter: 36,000; Stephen D. Quinn: 24,000; L. E. Simmons: 36,000; Steven C. Wheelwright: 16,000; and Shelley Thomas Williams: 32,000.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of February 19, 2008, the record and beneficial ownership of the Company’s common stock by the principal common shareholders (5% or more) of the Company.

		Common Stock
Name and Address	Type of Ownership	No. of Shares	% of Class
Barclays Global Investors, NA	Beneficial	4,871,279	4.55%
Barclays Global Fund Advisors	Beneficial	878,034	0.82%
45 Fremont Street San Francisco, CA 94105

Barclays Global Investors, LTD Murray House 1 Royal Mint Court London, EC3N 4HH	Beneficial	738,706	0.69%

Barclays Global Investors Japan Limited Ebisu Prime Square Tower, 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-8402 Japan	Beneficial	243,927	0.23%

Barclays Global Investors Canada Limited Brookfield Place 161 Bay Street, Suite 2500 P.O. Box 614 Toronto, Canada Ontario M5J 2S1	Beneficial	63,417	0.06%
			6.34%

Wachovia Corporation on behalf of its subsidiaries Evergreen Investment Management Company, LLC (IA), Wachovia Securities, LLC (IA), Metropolitan West Capital Management, LLC (IA), Calibre Advisory Services, Inc. (IA), A.G. Edwards and Sons, Inc. (BD), Wachovia Bank, N.A. (BK), Delaware Trust Company, N.A. (BK) and A.G. Edwards Trust Company, FSB One Wachovia Center Charlotte, NC 28288	Beneficial	5,953,028	5.56%

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	Beneficial	5,738,500	5.36%

Set forth below is the beneficial ownership, as of February 19, 2008, of the Company’s common stock by each of the Company’s directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options that are exercisable within sixty days of February 19, 2008.

Directors and Officers	Number of Shares Beneficially Owned		% of Class
A. Scott Anderson	66,690		*	(1)
Doyle L. Arnold	175,848		*	(1)
Jerry C. Atkin	47,300		*	(1)
R. D. Cash	77,578		*	(1)
Patricia Frobes	18,000		*	(1)
J. David Heaney	60,229		*	(1)
Scott J. McLean	51,539		*	(1)
Paul B. Murphy, Jr.	131,342		*	(1)
Roger B. Porter	55,269		*	(1)
Stephen D. Quinn	20,551		*	(1)
Harris H. Simmons	2,634,313	(2)	2.43%
L. E. Simmons	2,115,725	(2)	1.95%
Shelley Thomas Williams	27,000		*	(1)
Steven C. Wheelwright	10,744		*	(1)
All directors and officers as a group (29 persons)	4,699,747		4.33%
_______________

(1)	Percentage of ownership is less than 1%.

(2)	Totals include 1,814,488 shares attributed to each individual through serving as a director in a company holding such shares.

SHAREHOLDER PROPOSAL TO ELIMINATE CLASSIFICATION OF
TERMS OF BOARD OF DIRECTORS
(Proposal 2)

Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227 has advised us that he intends to present the following resolution at the annual meeting. Mr. Armstrong has informed us that he is the beneficial owner of approximately 840 shares of our common stock. In accordance with applicable proxy regulations, the proposed resolution and supporting statement are set forth below:

RESOLUTION

That the shareholders of ZIONS BANCORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected Directors.

STATEMENT OF MR. ARMSTRONG

The proponent of this proposal has been a shareholder since 1971 and also owned shares of other financial entities that merged into Zions. He is a professional investor focusing on banks and holding companies.

He believes the election of directors is the strongest way that shareholders influence the direction of any corporation. Currently, Zions’ Board is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interests of shareholders because it reduces accountability and is an unnecessary take-over defense.

He fears that the current downward spiral in the share price has been caused by the “off-balance sheet vehicle used to sell commercial paper” known as Lockhart Funding. The Wall Street Journal on September 13, 2007 reported that “If Lockhart, which has about $3.4 billion in assets, couldn’t sell its paper, the conduit could have been forced to tap Zions for special funding help through what is known as a liquidity-backstop agreement with the bank.”

At the time this proposal is being presented, the market price per share of Zions is about $59.25 which is about $30.00 less than its high for the year.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), reviewed the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual director elections) and firm value.

The proponent believes that greater accountability caused by annual elections for all directors, could prevent “Lockhart” type transactions. U.S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, Pacific Continental Corporation, Regions Financial Corporation and Marshall & Ilsley Corporation are among the corporations which now elect all directors annually because of his efforts.

If you agree that the shareholders may benefit from the greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

STATEMENT OF THE BOARD OF DIRECTORS

Zions’ Board of Directors has considered the proposal set forth above relating to the declassification of the Board, and has determined not to oppose the proposal and to make no voting recommendation to shareholders. Mr. Armstrong’s proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by shareholders. The Board recognizes that staggered terms for directors is a controversial topic, and believes that there are valid arguments in favor of, and in opposition to, classified boards. The Board wants to use this proposal as an opportunity for shareholders to express their views on this subject without being influenced by any voting recommendation the Board might make.

The Board has considered various arguments for and against classified boards. Some of the arguments that have been made in support of classified boards include:

•
Classified boards can serve as an important protection of shareholder interests against abusive or inadequate takeover tactics. Board classification may give a company additional time to evaluate takeover proposals and greater negotiating leverage to maximize shareholder value, particularly in the face of inadequately priced or coercive bids. In addition, a declassified board could eliminate or substantially reduce the benefit of a shareholder rights protection plan, or “poison pill”, because a hostile bidder might be able to elect a majority of directors favorable to its bid and thereafter redeem or terminate the plan, thereby facilitating the bidder’s ability to proceed with an inadequate or coercive takeover attempt.

•
Classified boards can promote the orderly succession of directors with experience and knowledge about the company. This can be beneficial in the ordinary course, as well as in the context of shareholder dissatisfaction with board performance or a contested board election for control of a company, because an entirely new board would not have full information about a company’s history or plans.

•	Multiyear directorships can support longer-term strategic thinking by directors and may facilitate the creation of long-term shareholder value.

Some of the arguments that have been made against classified boards include:

•
A classified board structure can diminish board accountability because shareholders are able to vote against only those directors whose terms expire in a given year. Thus, if in a given year shareholders desire to vote against a director whose term does not expire until a future year, they will be unable to express their dissatisfaction and remove the director promptly through the board election process.

•
Classified boards may facilitate management and board entrenchment even if a majority of shareholders are dissatisfied with management or board performance. This would be a particularly important consideration if a company management and board failed to respond to shareholder concerns arising from sustained poor performance, excessive compensation practices or similar issues.

•	Classified boards may prevent or hinder bidders from acquiring a company even at a price that is acceptable to a majority of shareholders.

The affirmative vote of a majority of votes validly cast is required for approval of Mr. Armstrong’s proposal. Such approval would not, by itself, eliminate the classified board. In order to eliminate the classified board, the board of directors and the holders of two-thirds of our outstanding and issued shares entitled to vote would need to approve an amendment to Article IX of our Restated Articles of Incorporation. If shareholders approve Mr. Armstrong’s proposal at this year’s annual meeting, the Board intends to present for a vote of shareholders at next year’s annual meeting an amendment to the Restated Articles of Incorporation that, if approved, would eliminate the classified board.

The Board of Directors is not opposing this proposal and makes no voting recommendation to shareholders.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

The Audit Committee has reappointed the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2007 are described under “Fees of Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends that the Shareholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008. The affirmative vote of a majority of votes validly cast is required for adoption of the ratification of the appointment of the independent registered public accounting firm.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2007 and 2006.

Audit Fees

Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such fees include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2007 and 2006 totaled approximately $2.59 million and $2.60 million, respectively.

Audit-Related Fees

Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions and certain agreed-upon procedures and compliance engagements. The aggregate audit-related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2007 and 2006 totaled approximately $1.08 million and $0.72 million, respectively.

Tax Fees

Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2007 and 2006 totaled approximately $0.03 million and $0.01 million, respectively.

All Other Fees

All other fees billed by Ernst & Young LLP, which include the completion of our permitted internal audit outsourcing contract, general consulting fees and other miscellaneous fees, aggregated approximately $0.01 million and $0.01 million for the years ended December 31, 2007 and 2006, respectively.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval by the Audit Committee of all audit, audit-related, tax services and all other services performed by the independent registered public accounting firm. There were no services or fees in 2007 or 2006 that were not approved in advance by the Audit Committee under these policies or procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers and directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in their ownership with the SEC. The Corporate Secretary of the Company acts as a compliance officer for such filings of its officers and directors, and prepares reports for such persons based on information supplied by them. Based solely on its review of such information, the Company believes that for the period from January 1, 2007 through December 31, 2007, its officers and directors were in compliance with all applicable filing requirements, except that Mr. Haun filed a late Form 3, Ms. Frobes and Mr. Heaney each filed one late report on shares purchased, Mr. Harris Simmons filed one late report on shares gifted, and Mr. Buchanan filed one late report on shares used for taxes on the vesting of his restricted stock (each due to a Company oversight). Mr. Feiger filed one late report on shares purchased in his deferred compensation account (due to an oversight by the plan’s third-party administrator). Mr. L.E. Simmons filed one late report on shares purchased.

OTHER BUSINESS

Except as set forth herein, management has no knowledge of any other business to come before the meeting. If, however, any other matters of which management is now unaware properly come before this meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders must be delivered to the Secretary of the Company at least 120 days but not more than 150 days prior to the date the Company’s proxy statement is released to shareholders in connection with the annual meeting for the preceding year. In addition, the Company must receive proposals from shareholders on or before November 24, 2008 in order to have such proposals evaluated for inclusion in the proxy materials relating to the Company’s 2009 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals. The notice of a proposal must contain the following items:

• the shareholder’s name, address and stock ownership of the Company;
• the text of the proposal to be presented;
• a brief written statement of the reasons why such shareholder favors the proposal; and
• any material interest of such shareholder in the proposal.

The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

• the shareholder’s name, address and stock ownership of the Company;
• the name of the person to be nominated;
        • the name, age, business address, residential address and principal occupation or employment of each nominee;
• the nominee’s signed consent to serve as a director of the Company, if elected;
• the number of shares of the Company’s stock owned by each nominee;
        • a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made; and
                · such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of the Company’s Bylaws specifying the requirements will be furnished to any shareholder upon written request to the Corporate Secretary.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders interested in communicating directly with the Presiding Director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main, 15th Floor, Salt Lake City, Utah 84111. The Board of Directors has approved a formalized process for handling letters received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof, or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include an internal “hot line,” to the Company’s outside counsel that is available to employees for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company will household proxy materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 24, 2008

This proxy statement and our Annual Report on the Company’s operations during the fiscal year ended December 31, 2007 are available at our investor relations Web site www.zionsbancorporation.com/annualreport.

FORWARD LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Company’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S 2007 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN, 15th FLOOR, SALT LAKE CITY, UTAH 84111.

ZIONS BANCORPORATION – ONE SOUTH MAIN, 15th FLOOR – SALT LAKE CITY, UTAH 84111– (801) 524-4787
www.zionsbancorporation.com

ZIONS BANCORPORATION
PROXY
SOLICITED ON BEHALF OF
                                                                                                                            THE BOARD OF DIRECTORS

The undersigned hereby appoints A. SCOTT ANDERSON, DOYLE L. ARNOLD and GERALD J. DENT or any of them, with full power of substitution, the lawful attorneys and proxies of the undersigned, to vote all of the shares held by the undersigned in Zions Bancorporation that the undersigned would be entitled to cast if personally present at the Annual Shareholders’ Meeting to be held on April 24, 2008 and at all adjournments or postponements thereof upon the matters listed below.

UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF INDEPENDEN0T AUDITORS, ABSTAIN ON THE SHAREHOLDER PROPOSAL AND OTHERWISE IN THE DISCRETION OF ANY OF THE APPOINTEES AS PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Directors recommend a vote FOR all of the nominees listed, and FOR ratification of auditors.

Vote on Directors

1. To elect Directors
Nominees:	FOR	AGAINST	ABSTAIN
1a. Jerry C. Atkin	☐	☐	☐
1b. Stephen D. Quinn	☐	☐	☐
1c. Shelley Thomas Williams	☐	☐	☐

Vote on Proposals

Nominees:	FOR	AGAINST	ABSTAIN
2. To approve shareholder resolution requesting board take action to declassify directors’ terms of office.	☐	☐	☐

3. To ratify the appointment of the Company’s independent auditors for fiscal 2008.	☐	☐	☐

	AUTHORITY		WITHHOLD AUTHORITY
4. To transact any other such business as may properly come before the meeting.	☐		☐

Please sign exactly as name appears hereon.
When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date